                                                                      Exhibit 12

  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                    (in thousands of dollars except ratios)

                                                                        Year ended December 31,
                                                     -------------------------------------------------------------
                                                       1995         1994         1993         1992          1991
                                                     -------      -------       -------     --------       -------
                                                           (expressed in thousands, except per share amounts)
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
Income (loss) before income taxes and
 minority interest                                   $18,597      $16,478       $(3,785)    $(46,000)      $(5,525)
Minority interest in income of
 majority-owned subsidiaries                          (6,156)      (4,387)       (4,709)      (1,182)            -
                                                     -------      -------       -------     --------       -------
Income (loss) before income taxes and
 cumulative effects of accounting changes             12,441       12,091        (8,494)     (47,182)       (5,525)
                                                     -------      -------       -------     --------       -------
Add fixed charges included in income (loss):
  Interest expense                                     7,424        7,369         8,406        1,375         2,290
  Amortization of deferred financing costs               216          204         1,073          269           269
  Interest portion of rental expenses (33%)            1,514        1,744           468          528           429
                                                     -------      -------       -------     --------       -------
   Sub-total fixed charges Included in income (loss)   9,154        9,317         9,947        2,172         2,988
                                                     -------      -------       -------     --------       -------
Earnings (loss)                                      $21,595      $21,408         1,453     $(45,011)      $(2,537)
                                                     =======      =======       =======     ========       =======
Fixed Charges Included in income (loss)              $ 9,154      $ 9,317       $ 9,947     $  2,172       $ 2,988
Capitalized interest                                   8,489        6,353         6,655        8,885         6,000
                                                     -------      -------       -------     --------       -------
 Total fixed charges                                  17,643       15,670        16,602       11,057         8,988
                                                     -------      -------       -------     --------       -------
Preferred dividends                                    6,100        9,442         7,208            -             -
                                                     -------      -------       -------     --------       -------
 Combined fixed charges and
  preferred dividends                                $23,743      $25,112       $23,810     $ 11,057       $ 8,988
                                                     =======      =======       =======     ========       =======

Ratio of earnings to fixed charges                      1.22         1.37             -           (1)           (1)

Amount by which fixed charges exceed earnings              -            -       $15,149     $ 56,067       $11,525

Ratio of earnings to combined fixed charges
  and preferred dividends                                  -            -             -           (1)           (1)

Amount by which combined fixed charges and
  preferred dividends exceed earnings                $ 2,148      $ 3,704       $22,357     $ 56,067       $11,525

(1) Earnings were inadequate to cover fixed charges in these periods as a result of asset writedowns and other non- cash charges.